Exhibit 10.5

CURIS

May 2, 2001

Changgeng Qian, M.D., Ph.D.

10 Riverview Circle

Wayland, MA 01778

Dear Changgeng,

I am pleased to confirm our offer to you for the research position at CURIS, Inc. The terms of our offer for your employment with the Company are outlined below.

Position: Associate Director, Pharmacology

Description of Duties: You will be senior person working in CURIS’ newly formed pharmacology group. You will work closely with molecular and cell biologists to test recombinant proteins and small molecules in various animal disease models.

Reporting to: Lee Rubin, Ph.D, Senior Vice-President

Employment Date: Your starting date will be on or about July 5, 2001 or any mutually agreeable start date.

Rate of Pay: $9,583.33 per month to be reviewed as part of our performance review program. It is understood paychecks will be issued on alternating Fridays.

Work Week: You generally work Monday through Friday, at least 40 hours per week.

Benefits: You will be eligible to participate in the CURIS employee benefit program as your date of hire or in accordance with plan provisions. This comprehensive program currently covers medical and dental benefits, life and disability insurances, and a Section 125 Plan. You will be eligible to participate in our 401(k) Plan on the first of the month following completion of three months of employment. You will accrue three weeks of vacation during your first year of employment and are subject to the terms for accrual and use. Parking is provided, or the cost of a MBTA pass is reimbursed in accordance with usual Company practice. CURIS also offers an Employee Stock Purchase Plan with entry dates of December and June after completing six months of employment. If you need additional information or have questions, please feel free to contact Claudia McNair at (617) 503-6510.

Stock Options: You will be granted an option of 20,000 shares of common stock of the Company, subject to approval by the Board of Directors. The stock option vests over four years with 25% vesting on the first anniversary of your date of hire. The stock option then vests 6.25% per quarter over the remainder of the vesting period. Vesting of stock options is contingent upon your continued employment at CURIS. The exercise price of the option will be established by the Board of Directors.

You will be an at-will employee. The terms of your employment will be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts.

This offer is premised on your representation that you are not subject to any confidentiality or noncompetition agreement or any similar type of restriction that would affect your ability to devote your full time attention to your work at CURIS, Inc. The offer is also contingent upon signing the enclosed Invention, Non-Disclosure and Non-Competition Agreement. You will also be required to provide evidence that you are a U.S. citizen or national, a lawful permanent resident, or an alien authorized to work in the U.S. Proof of eligibility for employment will be required upon employment.

Changgeng Qian, M.D., Ph.D.

May 2, 2001

If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter and the Invention, Non-Disclosure and Non-competition Agreement included with this letter. Please return one copy of each to Claudia McNair, Director, Human Resources. We hope to receive your signed acceptance by May 11, 2001.

We are extremely enthusiastic about the prospect of working with you at CURIS. We believe that CURIS will offer an outstanding opportunity for you to achieve both your personal and professional goals in an exciting scientific and business environment. We feel you will be a great addition to our team.

Sincerely,

/s/ LEE RUBIN
Lee Rubin, Ph.D.
Senior Vice-President, Research
and Chief Scientific Officer

Agreed and accepted:

/s/ CHANGGENG QIAN
Changgeng Qian, M.D., Ph.D.

Date: May 14, 2001

Enclosures

Invention, Non-Disclosure and Non-Competition Agreement

Form I-9